Exhibit (h)(2)(e)

AMENDMENT TO 12B-1 LETTER AGREEMENT

That certain Letter Agreement dated April 16, 2002 by and between MODERN WOODMEN OF AMERICA and MBSC SECURITIES CORPORATION (formerly, Dreyfus Service Corporation)(the “Agreement”) is hereby amended as follows:

1.              New paragraph number 15 is hereby added to the Agreement, which shall read in its entirety:

We agree that the provisions of this Agreement apply exclusively to MBSC dealer code 005560, and that we are solely responsible for providing the correct dealer code on each account.

2.              Except as otherwise specifically provided herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of each of the undersigned, effective August 31, 2012.

MODERN WOODMEN OF AMERICA

By:	/s/ W. Kenny Massey

Title:	President

Date:	September 10, 2012

THE DREYFUS CORPORATION

By:	/s/ Matthew Perrone

Title:	EVP

Date:	September 13, 2012